AMEREN CORPORATION SYSTEM
                        NON-UTILITY MONEY POOL AGREEMENT


               This NON-UTILITY MONEY POOL AGREEMENT is made and entered into this 1st day of July, 1998 by and among Ameren Corp. ("Ameren"), a Missouri corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"); Ameren Services, Inc. ("Ameren Services"), Ameren Energy, Inc., Ameren Development Corp., and Ameren Energy Communications, Inc., each a Missouri corporation and subsidiary company of Ameren; Ameren ERC, Inc., a Missouri corporation and subsidiary company of Ameren Development Corp.; CIPSCO Investment Company, an Illinois corporation and a subsidiary of Ameren; and Union Electric Development Corp., a Missouri corporation and a subsidiary of Union Electric Co., which is a subsidiary of Ameren (each a "Party" and collectively, the "Parties").

                           RECITALS

               The Parties from time to time have need to borrow funds on a short-term basis. Some of the Parties from time to time may have funds available to loan on a short-term basis. The Parties desire to establish a pool (the "Non-Utility Money Pool") to coordinate and provide for certain of their short-term cash and working capital requirements.

               NOW THEREFORE, in consideration of the premises, and the mutual promises set forth herein, the Parties hereto agree as follows:

                                    ARTICLE I
                          CONTRIBUTIONS AND BORROWINGS

               Section 1.1 Contributions to Non-Utility Money Pool. Each Party will determine each day, on the basis of cash flow projections and other relevant factors, in such Party's sole discretion, the amount of funds it has available for contribution to the Non-Utility Money Pool, and will contribute such funds to the Non-Utility Money Pool. The determination of whether a Party at any time has surplus funds to lend to the Non-Utility Money Pool or shall lend funds to the Non-Utility Money Pool will be made by an appropriate officer of such Party, or by a designee thereof, on the basis of cash flow projections and other relevant factors, in such Party's sole discretion. Each Party may withdraw any of its funds at any time upon notice to Ameren Services as administrative agent of the Non-Utility Money Pool. No loans to the Non-Utility Money Pool will be made by Ameren Services.

               Section 1.2 Rights to Borrow.  (a) Subject to the  provisions  of
Section 1.4(b) of this Agreement, all short-term borrowing needs of the Parties, with the exception of Ameren, may be met by funds in the Non- Utility Money Pool to the extent such funds are available. Each Party (other than Ameren) shall have the right to make short-term borrowings from the Non-Utility Money Pool from time to time, subject to the availability of funds and the limitations and conditions set forth herein. Each Party (other than Ameren) may request loans from the Non-Utility Money Pool from time to time during the period from the date hereof until this Agreement is terminated by written agreement of the Parties; provided, however, that the aggregate amount of all loans requested by any Party hereunder shall not exceed the applicable borrowing limits set forth in applicable orders of the Securities and Exchange Commission and other regulatory authorities, resolutions of such Party's shareholders and Board of Directors or similar governing body, such Party's governing corporate documents, and agreements binding upon such Party. No Party shall be obligated to borrow from the Non-Utility Money Pool if lower cost funds can be obtained from external borrowing. No loans through the Non-Utility Money Pool will be made to, and no borrowings through the Non- Utility Money Pool will be made by, Ameren.

         (b) Other non-utility affiliates of Ameren may enter into this Non-Utility Money Pool Agreement under the same terms and conditions by amendment executed by the affiliate and Ameren Services as Agent.

               Section 1.3 Source of Funds. (a) Funds will be available through the Non-Utility Money Pool from the following sources for use by the Parties from time to time: (i) surplus funds in the treasuries of Parties other than Ameren Services, and (ii) proceeds from bank borrowings by Parties ("External Sources"), in each case to the extent permitted by applicable laws and regulatory orders. Funds will be made available from such sources in such order as Ameren Services, as administrator of the Non-Utility Money Pool, may determine will result in a lower cost of borrowing to Parties borrowing from the Non-Utility Money Pool, consistent with the individual borrowing needs and financial standing of the Parties providing funds to the Non-Utility Money Pool.

               (b) Borrowing Parties will borrow pro rata from each lending Party in the proportion that the total amount loaned by such lending Party bears to the total amount then loaned through the Non-Utility Money Pool. On any day when more than one fund source (e.g., surplus treasury funds of Ameren and other Non-Utility Money Pool participants ("Internal Sources") and funds from External Sources), with different rates of interest, is used to fund loans through the Non-Utility Money Pool, each borrowing Party will borrow pro rata from each such fund source in the Non-Utility Money Pool in the same proportion that the amount of funds provided by that fund source bears to the total amount of short-term funds available in the Non-Utility Money Pool.

               Section 1.4 Authorization. (a) Each loan to the Non-Utility Money Pool shall be authorized by the lending Party's President, Treasurer, Assistant Treasurer or by a designee thereof.

               (b) All borrowings from the Non-Utility Money Pool shall be authorized by the borrowing Party's President, Treasurer, Assistant Treasurer, or by a designee thereof. Disbursement requests signed by a Party's President, Treasurer, Assistant Treasurer, or designee thereof shall be considered as authorization for borrowing hereunder.

               Section 1.5 Interest. Each Party receiving a loan shall accrue interest monthly on the unpaid principal amount of such loan in the Non- Utility Money Pool from the date of such loan until such principal amount shall be paid in full.

               (a) If only funds from Internal Sources comprise the funds available in the Non-Utility Money Pool, the interest rate applicable to loans of such funds from Internal Sources shall be the CD yield equivalent of the 30-day Federal Reserve "AA" Non-Financial Commercial Paper Composite Rate (or, if no such Composite Rate is established for that day, then the applicable rate shall be the Composite Rate for the next preceding day for which such Composite Rate was established).

               (b) If only funds from External Sources comprise the funds available in the Non-Utility Money Pool, the interest rate applicable to loans of such funds from External Sources shall be equal to the lending Party's cost for such funds from External Sources (or, if more than one Party had made available funds from External Sources on such day, the applicable interest rate shall be a composite rate, equal to the weighted average of the cost incurred by the respective Parties for such funds from External Sources).

               (c) In cases where funds from both Internal Sources and External Sources are concurrently borrowed through the Non-Utility Money Pool, the rate applicable to all loans comprised of such "blended" funds shall be a composite rate, equal to the weighted average of the (i) cost of all funds contributed by Parties from Internal Sources (as determined pursuant to Section 1.5(a) above) and (ii) the cost of all such funds from External Sources (as determined pursuant to Section 1.5(b) above); provided, that in circumstances where funds from Internal Sources and External Sources are available for loans through the Non-Utility Money Pool, loans may be made exclusively with funds from Internal Sources or External Sources, rather than from a "blend" of such funds, to the extent it is expected that such loans would result in a lower cost of borrowing.

               Section 1.6 Certain Costs. The cost of compensating balances and/or fees paid to banks to maintain credit lines by Parties lending funds from External Sources to the Non-Utility Money Pool shall initially be paid by the Party maintaining such line. A portion of such costs shall periodically be allocated to the Parties borrowing such funds from External Sources through the Non-Utility Money Pool on a fair and equitable basis.

               Section 1.7 Repayment. Each Party receiving a loan hereunder shall repay the principal amount of such loan, together with all interest accrued thereon, on demand and in any event within one year of the date on which such loan was made. All loans made through the Non-Utility Money Pool may be prepaid by the borrower without premium or penalty.

               Section 1.8 Form of Loans to Parties. Loans to the Parties through the Non-Utility Money Pool will be made pursuant to open-account advances, repayable upon demand and in any event not later than one year after the date of the advance; provided, that each lending Party shall at all times be entitled to receive upon demand one or more promissory notes evidencing any and all loans by such lender. Any such note shall: (a) be dated as of the date of the initial borrowing, (b) mature on demand or on a date agreed to by the Parties to the transaction, but in any event not later than one year after the date of the applicable borrowing, and (c) be prepayable in whole at any time or in part from time to time, without premium or penalty.


                                   ARTICLE II
                      OPERATION OF NON-UTILITY MONEY POOL

               Section 2.1 Operation. Operation of the Non-Utility Money Pool, including record keeping and coordination of loans, will be handled by Ameren Services under the authority of the appropriate officers of the Parties. Ameren Services shall be responsible for the determination of all applicable interest rates and charges to be applied to advances outstanding at any time hereunder, shall maintain records of all advances, interest charges and accruals and interest and principal payments for purposes hereof, and shall prepare periodic reports thereof for the Parties. Ameren Services will administer the Non-Utility Money Pool on an "at cost" basis. Separate records shall be kept by Ameren Services for the Non-Utility Money Pool established by this agreement and any other money pool administered by Ameren Services.

               Section 2.2 Investment of Surplus Funds in the Non-Utility  Money
Pool. Funds not required to meet Non-Utility Money Pool loans (with the exception of funds required to satisfy the Non-Utility Money Pool's liquidity requirements) will ordinarily be invested in one or more short- term investments, including: (i) interest-bearing accounts with banks; (ii) obligations issued or guaranteed by the U.S. government and/or its agencies and instrumentalities, including obligations under repurchase agreements; (iii) obligations issued or guaranteed by any state or political subdivision thereof, provided that such obligations are rated not less than A by a nationally recognized rating agency; (iv) commercial paper rated not less than A-1 or P-1 or their equivalent by a nationally recognized rating agency; (v) money market funds; (vi) bank certificates of deposit and bankers acceptances; (vii) Eurodollar certificates of deposit or time deposits; (viii) investment grade medium term notes, variable rate demand notes and variable rate preferred stock; and (ix) such other investments as are permitted by Section 9(c) of the Act and Rule 40 thereunder.

               Section 2.3 Allocation of Interest Income and Investment Earnings. The interest income and other investment income earned by the Non-Utility Money Pool on loans and on investment of surplus funds will be allocated among the Parties in accordance with the proportion each Party's contribution of funds in the Non-Utility Money Pool bears to the total amount of funds in the Non-Utility Money Pool and the cost of any External Sources provided to the Non-Utility Money Pool by such Party. Interest and other investment earnings will be computed on a daily basis and settled once per month.

               Section 2.4 Event of Default. If any Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Party seeking to adjudicate it a bankrupt or insolvent, then the other Parties may declare the unpaid principal amount of any loans to such Party, and all interest thereon, to be forthwith due and payable and all such amounts shall forthwith become due and payable.

                                  ARTICLE III
                                 MISCELLANEOUS

               Section  3.1  Amendments,  Waivers.  Except  as  provided  for in
Section 1.2 (b), this Agreement may not be modified or amended in any respect except in writing executed by the Parties. No provision of this Agreement shall be deemed waived unless such wavier is set forth in writing and executed by the Party making such waiver.

               Section 3.2 Legal Responsibility. Nothing herein contained shall render any Party liable for the obligations of any other Party hereunder and the rights, obligations and liabilities of the Parties are several in accordance with their respective obligations, and not joint.

               Section 3.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri.

               IN WITNESS WHEREOF, the undersigned companies have duly caused this document to be signed on their behalf on the date first written above by the undersigned thereunto duly authorized.

                        AMEREN CORP.
                        AMEREN SERVICES, INC.
                        AMEREN ENERGY, INC.
                        AMEREN DEVELOPMENT CORP.
                  AMEREN ERC, INC.
                  CIPSCO INVESTMENT CO.
                        UNION ELECTRIC DEVELOPMENT CORP.
                  AMEREN ENERGY COMMUNICATIONS, INC.


                  By   /S/ Jerre E. Birdsong
                     -------------------------
                    Name:  Jerre E. Birdsong
                    Title:  Treasurer